Exhibit 99.1

QR Energy Announces Pricing of $300 Million Private Placement of

9.25% Senior Notes Due 2020

HOUSTON, TX—(Marketwire – July 25, 2012) – QR Energy, LP, a Delaware limited partnership (“QR Energy”), (NYSE: QRE), and its wholly owned subsidiary QRE Finance Corporation announced today the pricing of their private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers of $300 million in aggregate principal amount of 9.25% senior unsecured notes due 2020 (the “Notes”). The Notes mature on August 1, 2020 and will be issued at a public offering price of 98.62% of par. This private placement is expected to close on July 30, 2012, subject to customary closing conditions.

QR Energy intends to use the net proceeds, after expenses, from the private placement of approximately $290.7 million to repay borrowings outstanding under its credit facility.

The securities to be sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. QR Energy plans to sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes statements regarding this private placement that may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

Investor Contacts

Taylor B. Miele

Investor Relations Manager

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200